SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                           VIKING CAPITAL GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 CLASS A COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  92676E 20 8

--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 AUGUST 1, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  92676E 20 8                  13G                    Page 2 of 5 Pages
           -----------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

BEIJING FEI YUN PROPERTY DEVELOPMENT CO., LTD.
See Exhibit A
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
N/A
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


BEIJING, CHINA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           7,500,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         7,500,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


7,500,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


12.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  92676E 20 8                     13G                 Page 3 of 5 Pages
           -----------


Item 1(a).  Name of Issuer:


            VIKING CAPITAL GROUP, INC.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            5420 LBJ FREEWAY  SUITE 300  DALLAS, TX  75240
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            BEIJING FEI YUN PROPERTY DEVELOPMENT CO., LTD.
            See Exhibit A
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            NO.  50 Dajuehutong  Xicheng District  Beijing, China
            ____________________________________________________________________

Item 2(c).  Citizenship:


            Chinese
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Class A Common
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            92676E 20 8
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.  92676E 20 8                   13G                   Page 4 of 5 Pages
           -----------


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          7,500,000
          ______________________________________________________________________

     (b)  Percent of class:

          12.5%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote   7,500,000
                                                         -----------------------

          (ii)  Shared power to vote or to direct the vote  0
                                                          ----------------------

          (iii) Sole power to dispose or to direct the disposition of 7,500,000
                                                                     -----------

          (iv)  Shared power to dispose or to direct the disposition of  0
                                                                       ---------


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.



         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.



         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.



         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.



          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        August 10, 2001
                                        ----------------------------------------
                                                        (Date)


                                          /s/ Zhou Hai Ping
                                        ----------------------------------------
                                                      (Signature)


                                        Zhou Hai Ping / Chairman
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                   Exhibit A

                           VIKING CAPITAL GROUP, INC.
                               Two Lincoln Centre
                           5420 LBJ Freeway, Suite 300
                                Dallas, TX 75240


Phone: (972) 386-9996                                  Facsimile: (972) 386-7864
E-mail : viking@vcgi.com                               Web : www.vcgi.com







August 10, 2001


Zhou Hai Ping
Chairman
Beijing Fei Yun Property Development Co., Ltd.
No. 50 Dajuehutong  Xicheng District
Beijing, China


Dear Mr. Zhou,

This  letter  agreement  is to  authorize  you to file  with the SEC on the same
Schedule 13g Form, on behalf of Viking Capital Group, Inc., including any amendments thereto, our filing regarding the same 7,500,000 Class A Common shares held by Beijing Fei Yun Property Development Co., Ltd.,(Fei Yun). Viking may be required to file as a beneficial owner of these same shares due to Viking owning 25% of Fei Yun and the control it exercises over Fei Yun.




Sincerely,/s/ Matthew W. FossenMatthew W. FossenPresident
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